Exhibit 99.2

Bill Schnell
Cirrus Logic, Inc.
(512) 851-4084
bill.schnell@cirrus.com

CIRRUS LOGIC PLANS TO BUILD NEW COMPANY HEADQUARTERS FACILITY ON WEST SIXTH STREET

AUSTIN – Cirrus Logic Inc. has announced that it plans to build a new headquarters facility for its 350 Austin-area employees at 800 West Sixth St., at the intersection of West Ave.

The new facility, which is planned to be approximately 135,000 square feet, is expected to begin construction late in 2010 and be completed and ready for Cirrus Logic employees to move into by the summer of 2012.

The company is currently leasing at the Terrace facility near the intersection of North Mopac and Capital of Texas Highway.

Cirrus Logic Background

Founded in 1984, Cirrus Logic is a fabless semiconductor company that develops analog and mixed-signal integrated circuits for a broad range of audio and energy markets.

●	CEO:	Jason Rhode, president and chief executive officer

●	Employees:	Approximately 500 worldwide, including 350 in Austin

●	Headquarters:	2901 Via Fortuna, Austin, Texas, with offices in Tucson, Europe, Japan, and Asia.

●	Financial:	Reported revenue for fiscal year 2010 ended March 27, 2010, of $221 million.

●	Website:	www.cirrus.com

●	Current Facility:	2901 Via Fortuna, Austin, Texas, 78746

●	Recent Awards:

Named to 2009 and 2010 Best Companies to Work for in Texas list
(sponsored by Texas Monthly magazine, the Texas Association of Business
(TAB), the Texas State Council of the Society for Human Resource
Management (TSC-SHRM) and Best Companies Group)